Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-157150, 333-160979,033-52946, 333-219547 and 333-225020 ) on Form S-8 of our reports dated February 28, 2024, with respect to the consolidated financial statements of Dorman Products, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2024